EXHIBIT 99(c)






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                                       MCRP

                        MAHONEY COHEN RASHBA & POKART, CPA, PC

                                                                April 15, 1997




Mr. James Fyfe
Chief Executive Officer
Corniche Group Incorporated
Wayne Interchange Plaza I
3rd Floor
145 Route 46 West
Wayne, NJ 07470

Dear Mr. Fyfe:

     You have requested that Mahoney Cohen Rashba & Pokart, CPA, PC (MCRP) reissue their opinion on the financial statements Corniche Group Incorporated (formerly Fidelity Medical, Inc.) (the 'Company") for the year ended March 25, 1995 to be included in the Company's Form 10-K for the year ended March 31, 1996.

     In our report dated July 25, 1995, we made reference to the report of other auditors (Coopers & Lybrand, located in the United Kingdom), as a basis, in part, for our opinion. We had informed you that due to the significance of the Coopers & Lybrand ("C&Y") audit report on the United Kingdom subsidiary to the consolidated financial statements, we would need among other items, for C&Y to reissue their March 25, 1995 audit report to us. You have informed us that C&L will not reissue their audit report. Accordingly, we are precluded by professional standards from reissuing our report for the year ended March 25, 1995 until C&L reissues their report.

                                                Yours truly,


                                                /s/ Kenneth L. Steckler
KLS/gnc                                         Kenneth L. Steckler






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